Exhibit 99.2
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma consolidated financial statements of Valeant Pharmaceuticals International (‘Valeant”) are presented to illustrate the effects of acquisition by Valeant of the United States and Canadian rights to the hepatitis C drug Infergen (“Infergen”) from InterMune, Inc. on the historical operating results of Valeant for the year ended December 31, 2005, as if the acquisition had taken place at the beginning of the year. The pro forma statements are based on the historical financial statements of Valeant and Infergen after giving effect to the purchase of Infergen by Valeant using the purchase method of accounting and assumptions and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial statements. The presentation of certain amounts in the Infergen historical financial statements have been classified to conform to the presentation in Valeant’s historical financial statements.
A consolidated pro forma balance sheet as of December 31, 2005 is not presented since the historical consolidated balance sheet of Valeant at that date reflects the acquisition which was completed on December 30, 2005. The pro forma consolidated statements of operations for the year ended December 31, 2005 assume the acquisition of Infergen took place as of January 1, 2005 and combine the results of Infergen for the period from January 1, 2005 through December 30, 2005 with those of Valeant for the year ended December 31, 2005. Infergen had no material transactions on December 31, 2005. The pro forma adjustments and allocation of purchase price are based in part on estimates of the fair value of the assets acquired and liabilities assumed as determined by an outside appraisal firm.
The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, included in Valeant’s Annual Report on Form 10-K and the historical financial statements of Infergen and the related notes thereto included in this Current Report on Form 8-K. The pro forma information is based on the estimates and assumptions set forth in the notes to such information. The pro forma information is being furnished solely for informational purposes and is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of future results that may occur.

VALEANT PHARMACEUTICALS INTERNATIONAL
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005
(in thousands, except per share data)

			Pro Forma
	Valeant	Infergen	Adjustments		Pro Forma
Revenues:
Product sales	$731,035	$36,399	$		$767,434
Royalties	91,646				91,646

Total revenues	822,681	36,399			859,080

Costs and expenses:
Cost of goods sold (excluding amortization)	223,226	14,097			237,323
Selling expenses	232,176	32,416	76	(3)	264,668
General and administrative expenses	107,744	97			107,841
Research and development costs	113,755	18,534			132,289
Acquired in-process research and development	173,599	—	(47,200	) (5)	126,399
Restructuring charges	1,253	—			1,253
Amortization expense	68,832	2,360	(2,360	) (2)	75,432
			6,600	(3)

Total costs and expenses	920,585	67,504			945,205

Loss from operations	(97,904)	(31,105)			(86,125)
Other income (loss), net, including translation and	(6,358)	—			(6,358)
Interest income	13,169	—	(4,020	) (4)	9,149
Interest expense	(40,326)				(40,326)

Loss from continuing operations before income taxes and minority interest	(131,419)	(31,105)			(123,660)
Provision (benefit) for income taxes	54,187	—	—	(6)	54,187
Minority interest, net	287	—			287

Loss from continuing operations	$(185,893)	$(31,105)	$		$(178,134)

Basic and diluted loss per share from continuing	$(2.03)				$(1.94)

Basic and diluted shares used in per share computation	91,696				91,696

See Notes to Unaudited Pro Forma Financial Statements.

Valeant Pharmaceuticals International
Notes to Unaudited Pro Forma Financial Statements.
     Note 1: On December 30, 2005, we acquired the United States and Canadian rights to the Infergen business of InterMune, Inc. Infergen is indicated for the treatment of hepatitis C when patients have not responded to other treatments (primarily the combination of PEG-interferon and ribavirin) or have relapsed after such treatment. In connection with this transaction we acquired the rights to the Infergen product as currently approved by the FDA and rights to a clinical trial underway to expand the clinical applications of Infergen. We also employed InterMune’s marketing and research staffs who were dedicated to the Infergen product and projects and acquired third party contracts for the manufacture of Infergen. We paid InterMune consideration of $120 million in cash at the closing. We have also agreed to pay InterMune up to an additional $22.4 million, $20.0 million of which is contingent and becomes due upon achievement of certain defined clinical development milestones related to the use of Infergen in combination therapy.
     Additionally, as part of the acquisition transaction, we assumed a contract for the transfer of the manufacturing process for Infergen from one third party supplier to another. Under the contract we are obligated to pay the new third party supplier up to $11.7 million upon the attainment of separate milestones tied to the manufacturing process transfer.
     The components of the purchase price allocation for the Infergen acquisition is as follows (in thousands):

Purchase price:
Cash paid at closing	$120,000
Non-contingent future payments	2,400
Transaction costs	531

$122,931

Allocation:
Tangible assets	$6,771
In-process research and development	47,200
Intangible Product rights	66,000
Goodwill	2,960

$122,931

     The allocation of the purchase price includes $47,200,000 of in-process research and development (IPR&D), which was expensed in 2005 and $66,000,000 of intangible product rights, which will be amortized over a period of ten years, and $2,960,000 of goodwill which have been allocated to our North American pharmaceutical reporting unit. The amounts expensed as IPR&D represent our estimate of the fair value of purchased in-process technology for projects that, as of the acquisition date, had not yet reached technological feasibility and had no alternative future use. The data to determine fair value requires significant judgment. Differences in those judgments would have the impact of changing the allocation of purchase price to goodwill, which is an intangible asset that is not amortized.
     The estimated fair value of the IPR&D was based on the use of a discounted cash flow model (based on an estimate of future sales and an average gross margin of 80%). For each project, the estimated after-tax cash flows (using a tax rate of 41%) were then probability weighted to take account of the stage of completion and the risks surrounding the successful development and commercialization. The assumed tax rate is our estimate of the effective statutory tax rate for an acquisition of similar types of assets. These cash flows were then discounted to a present value using a discount rate of 15% which represents our risk adjusted after tax weighted average cost of capital. We estimated we would incur future research and development costs of approximately $25,000,000 to complete the Infergen IPR&D project
     Note 2: This adjustment removes the historical amortization of intangible product rights related to Infergen that were recorded by InterMune.

     Note 3: This adjustment records amortization of intangible product rights by Valeant over an amortization period of ten years and records depreciation of tangible assets acquired over a period of three years.
     Note 4: This adjustment reduces interest income to reflect the expenditure of the $120 million purchase as of the beginning of the year.
     Note 5: This adjustment removes the charge of $47,200,000 associated with in process research and development acquired in the Infergen transaction and expensed in 2005 since it is a non-recurring charge directly attributable to the acquisition.
     Note 6: In the preparation of these unaudited pro forma financial statements tax benefits associated with the additional losses contributed by the Infergen transaction have been offset by valuation allowances since, at this time, there is insufficient objective evidence that Valeant will generate U.S. taxable income in amounts that assure realization of these benefits.